EXHIBIT 99.1

ITUS Settles Lawsuit with AU Optronics

MELVILLE, NY – January 5, 2015: ITUS Corporation (“ITUS“) (OTCQB: ITUS), a company that builds and protects innovation, today announced that it has settled its lawsuit against AU Optronics Corporation (“AUO”). The settlement includes cash payments from AUO to ITUS totaling $9 million, the termination of AUO’s rights to ITUS’s patented Nano Field Emission Display (“nFED”) technology, and the transfer of ITUS’s electrophoretic display patent portfolio to AUO.

Robert Berman, ITUS’s President and CEO stated, “This settlement accomplishes 2 very important goals for ITUS: it provides consideration for our EPD patents; and gives us the right to develop our nFED technology, which is now completely unencumbered. The combination of our strong cash position, together with the significant potential from the patented technologies that we own or control, positions the company for continued growth in 2015 and beyond.”

The settlement includes a $2 million payment pursuant to a Settlement Agreement, and $7 million payment pursuant to a Patent Assignment Agreement, and resolves a contract dispute between the parties emanating from two joint development and license agreements entered into in May of 2011. A lawsuit filed by ITUS in January of 2013, and the ensuing arbitration which commenced on November 10, 2014, will be dismissed, with prejudice. Additional details of the settlement, in which neither party admits liability, are available on Form 8K filed today with the Securities and Exchange Commission.

About ITUS Corporation

ITUS develops and acquires patented technologies for the purposes of patent monetization and patent assertion. The company currently has 8 patent portfolios in the areas of Key Based Web Conferencing Encryption, Encrypted Cellular Communications, Nano Field Emission Display (“nFED”), Micro Electro Mechanical Systems Display (“MEMS”), J-Channel Window Frame Construction, VPN Multicast Communications, Internet Telephonic Gateway, and Enhanced Auction Technologies. Additional information is available at www.ITUScorp.com.

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